SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

EL PASO CORPORATION

(Names of Registrant as Specified in Its Charters)

SELIM K. ZILKHA

(Names of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

The following was first sent to shareholders of El Paso Corporation today:

SELIM K. ZILKHA

Re: El Paso Corporation

Dear Shareholder:

Please accept our thanks for sending in your Blue Proxy Card.

To avoid any possible dispute as to the validity of your proxy for the reason(s) indicated below, we are requesting that you sign, date and mail the enclosed additional Blue Proxy Card with the correction indicated below in the self-addressed envelope provided for your convenience. This Proxy will automatically revoke any previously granted proxy when it is returned.

☐

Your previous Blue proxy was unsigned.  (If signing as attorney, executor, administrator, personal representative of an estate, corporate officer, partner, trustee, custodian or guardian, please sign and give your full title as such.)

☐	Your previous Blue proxy was undated. (Please date, sign and return the enclosed Blue Proxy Card in the enclosed envelope.)

☐

Your previous Blue proxy omitted your title or authority.  (If signing as attorney, executor, administrator, personal representative of an estate, corporate officer, partner, trustee, custodian or guardian, please sign and give your full title as such.)

☐

Your previous Blue proxy, as signed, did not conform to the name shown on the proxy.  (Please date and sign the enclosed Blue proxy card exactly as the registration appears on the proxy, including your full title if signing other than in an individual capacity.) If the registration is in the name of a custodian for the benefit of a minor, the custodian must sign and indicate his/her capacity. If you are a beneficiary 18 years or older, you may sign as long as you indicate your age.

☐

Your previous Blue proxy was not signed by all joint owners.  (If shares are registered in the name of more than one person, each such person should sign the enclosed Blue Proxy Card. If a joint tenant is deceased, please indicate that you are the surviving joint owner.)

☐	Your previous Blue proxy, as marked, did not clearly specify your instructions. Please sign, date and clearly mark your proxy.

☐	Other

Since time is of the essence, we would greatly appreciate your signing, dating and mailing the enclosed Blue Proxy Card as soon as possible. Please mail it in the envelope provided for your convenience. If you have any questions, please call Innisfree M&A Incorporated, the firm assisting us, toll-free at 877-750-5837. Once again, we greatly appreciate your support.

Sincerely,

SELIM K. ZILKHA

The following hyperlinks were posted under the “Recent Observations From Others—Media Coverage” on the www.saveelpasonow.com web site today:

Adviser Urges Replacement Of El Paso Board of Directors

Wall Street Journal June 4, 2003

An Investment Adviser Urges That El Paso Board Be Ousted

New York Times June 4, 2003

[LINK]

El Paso’s dissidents get leg up

Houston Chronicle June 4, 2003

[LINK]

Dissidents Take a Round in El Paso Dustup

TheStreet.com June 4, 2003

[LINK]

* * *

On May 12, 2003, Selim K. Zilkha filed with the Securities and Exchange Commission a definitive proxy statement relating to his solicitation of proxies with respect to the 2003 El Paso annual meeting of stockholders. Mr. Zilkha has furnished the definitive proxy statement to El Paso’s stockholders and may file other proxy solicitation materials. Investors and security holders are urged to read the proxy statement and any other proxy solicitation materials when they become available as they contain important information.

Investors and security holders may obtain a free copy of the definitive proxy statement and other documents filed by Mr. Zilkha with the Commission at the Commission’s web site at http://www.sec.gov. You may also access copy of Mr. Zilkha’s definitive proxy statement by accessing www.saveelpasonow.com. In addition, you may obtain a free copy of the definitive proxy statement by contacting Innisfree M&A Incorporated toll free at (877) 750-5837 (banks and brokers call collect at (212)750-5833).

Detailed information regarding the names, affiliations and interests of individuals who may be deemed participants in the solicitation of proxies of El Paso stockholders is available in the proxy statement and Mr. Zilkha’s DFAN14A filed with the Commission on May 21, 2003.

Some of the statements contained in this document may constitute “forward-looking statements,” which for this purpose includes all statements that are not of historical fact. The actual future financial performance of El Paso could differ materially from those anticipated by these forward-looking statements. Particularly given the condition to which El Paso has been reduced under the current Board, there can be no assurance that Mr. Zilkha or the nominees will succeed in their efforts to turn El Paso around.

This document may quote or refer to independent industry research reports, financial analyst reports and newspaper articles. To the extent such a quote is included in this document, Mr. Zilkha has not sought or obtained the consent of the quoted source to the use of such quote as proxy soliciting material.